UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 31, 2009

Commission File Number	Registrant, State of Incorporation, Address And Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

            See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Mirant Matters” of The Southern Company (“Southern Company”) in Item 7 and Note 3 to the financial statements of Southern Company under “Mirant Matters – MC Asset Recovery Litigation” in Item 8 of Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”) for information regarding litigation related to Mirant Corporation (“Mirant”).

On March 31, 2009, Southern Company entered into a settlement agreement with plaintiff MC Asset Recovery, LLC (“MCAR”) to resolve the action, MC Asset Recovery, LLC v. Southern Company (U.S. District Court for the Northern District of Georgia), which arose out of the bankruptcy proceeding of Mirant, a former subsidiary of Southern Company until Mirant’s spin-off in April 2001. The settlement includes an agreement by Southern Company to pay MCAR $202 million and requires MCAR to release Southern Company and certain other designated avoidance actions assigned to MCAR in connection with Mirant’s plan of reorganization, as well as to release all actions against current or former officers and directors of Mirant and Southern Company that have or could have been filed. Pursuant to the settlement, Southern Company will record a charge in the first quarter of 2009 of $202 million.

This settlement concludes the lawsuit commenced in June 2005 when Mirant, as a debtor in possession, and The Official Committee of Unsecured Creditors of Mirant Corporation filed a complaint against Southern Company in the U.S. Bankruptcy Court for the Northern District of Texas, which was amended in July 2005, February 2006, May 2006, and March 2007. In December 2005, the Bankruptcy Court entered an order authorizing the transfer of this proceeding, along with certain other actions, to MCAR. In January 2006, the U.S. District Court for the Northern District of Texas substituted MCAR as plaintiff.

The complaint, as amended in March 2007, alleged that Southern Company caused Mirant to engage in certain fraudulent transfers and to pay illegal dividends to Southern Company prior to the spin-off. The alleged fraudulent transfers and illegal dividends included without limitation: (1) certain dividends from Mirant to Southern Company in the aggregate amount of $668 million, (2) the repayment of certain intercompany loans and accrued interest in an aggregate amount of $1.035 billion, and (3) the dividend distribution of one share of Series B Preferred Stock and its subsequent redemption in exchange for Mirant’s 80% interest in a holding company that owned SE Finance Capital Corporation and Southern Company Capital Funding, Inc., which transfer plaintiff asserted was valued at over $200 million. The complaint also sought to recharacterize certain advances from Southern Company to Mirant for investments in energy facilities from debt to equity. The complaint further alleged that Southern Company was liable to Mirant’s creditors for the full amount of Mirant’s liability under an alter ego theory of recovery and that Southern Company breached its fiduciary duties to Mirant and its creditors, caused Mirant to breach its fiduciary duties to creditors, and aided and abetted breaches of fiduciary duties by Mirant’s directors and officers. The complaint also sought recoveries under the theories of restitution and unjust enrichment. In addition, the complaint alleged a claim under the Federal Debt Collection Procedure Act (the “FDCPA”) to avoid certain transfers from Mirant to Southern Company; however, on July 7, 2008, the court ruled that the FDCPA does not apply and that Georgia law should apply instead. The complaint sought monetary damages in excess of $2 billion plus interest, punitive damages, attorneys’ fees, and costs. Finally, the complaint included an objection to Southern Company’s pending claims against Mirant in the

Bankruptcy Court (which relate to reimbursement under the separation agreements of payments such as income taxes, interest, legal fees, and other guarantees described in Note 7 to the financial statements of Southern Company in Item 8 of the Form 10-K) and sought equitable subordination of Southern Company’s claims to the claims of all other creditors. Southern Company served an answer to the complaint in April 2007.

In January 2006, the U.S. District Court for the Northern District of Texas granted Southern Company’s motion to withdraw this action from the Bankruptcy Court and, in February 2006, granted Southern Company’s motion to transfer the case to the U.S. District Court for the Northern District of Georgia. In May 2006, Southern Company filed a motion for summary judgment seeking entry of judgment against the plaintiff as to all counts of the complaint. In December 2006, the motion was granted in part and denied in part by the U.S. District Court for the Northern District of Georgia. As a result, certain breach of fiduciary duty claims alleged in earlier versions of the complaint were barred; all other claims in the complaint were allowed to proceed. On August 6, 2008, Southern Company filed a second motion for summary judgment. MCAR filed its response to Southern Company’s motion for summary judgment on October 20, 2008. On February 5, 2009, the court denied the summary judgment motion in connection with the fraudulent conveyance and illegal dividend claims concerning certain advance return/loan repayments in 1999, dividends in 1999 and 2000, and transfers in connection with Mirant’s separation from Southern Company. The court granted Southern Company’s motion for summary judgment with respect to certain claims, including claims for restitution and unjust enrichment, claims that Southern Company aided and abetted Mirant’s directors’ breach of fiduciary duties to Mirant, and claims that Southern Company used Mirant as an alter ego. In addition, the court granted Southern Company’s motion in connection with the fraudulent transfer and illegal dividend claims concerning certain turbine termination payments.

The settlement will resolve all claims by MCAR against Southern Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2009	THE SOUTHERN COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary